Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 25, 2010, in the Registration Statement (Form S-4) and related Prospectus of Dynegy Holdings Inc. for the registration of $235 million 7.5% Senior Unsecured Notes due 2015.

/s/ Ernst & Young LLP

Houston, Texas

June 30, 2010